Exhibit 99.1

NYSE Regulation	Glenn W. Tyranski, CPA Senior Vice President Financial Compliance

NYSE Regulation, Inc./20 Broad Street New York, New York 10005 t 212.656.5142/ f 212.656.5780
gtryanski@nyse.com

March 14, 2008

Mr. Oleg Khaykin

President & Chief Executive Officer

International Rectifier Corporation

233 Kansas Street

El Segundo, CA  90245-4382

Dear Mr. Khaykin:

Over the past several weeks, we have been in contact with both your executive officers and other advisors of your Company regarding the current late filer situation.  We appreciate the assistance we have received thus far from Lawrence A. Michlovich, Vice President and Assistant General Counsel, and his continued cooperation.  As you are aware, International Rectifier Corporation (the “Company”) has been monitored and is under review by the NYSE in light of its delay in filing with the Securities and Exchange Commission (“SEC”) its June 30, 2007 Form 10-K and Form 10-Q filings for March 31, 2007, September 30, 2007 and December 31, 2007 and remains on our “late filers” list.

We have reviewed your correspondence with the NYSE on this issue, including your letter dated March 5, 2008 to request up to a six-month trading period through September 17, 2008 to complete and file the June 30, 2007 Form 10-K, pursuant to the NYSE’s late filer rules outlined in Section 802.01E of the Listed Company Manual.

We presented this information at the NYSE’s Listings and Compliance Committee (“Committee”) for final disposition on March 13, 2008 and the Committee agreed to provide the Company with up to a three-month trading period, subject to reassessment on an ongoing basis.  NYSE senior management has approved the Committee’s decision.

Therefore, we are prepared to continue the listing of the Company at this time and will closely monitor the Company’s progress with the milestones and timing outlined in its March 5, 2008 letter.  Failure to achieve these interim milestones could result in accelerated trading suspension prior to the end of the three-month trading period.  If the Company does not complete its June 30, 2007 Form 10-K filing by June 17, 2008, it can once again be reassessed for an additional trading period that we would reconsider.  However, in the event that the Company does not complete its June 30, 2007 Form 10-K filing with the SEC by September 17, 2008 (the maximum additional trading period), the NYSE will move forward with the initiation of suspension and delisting procedures.

In addition, please note that we will also continue to monitor the Company’s progress on its other delayed filings as part of our continued listing assessment.  We will maintain the “LF” indicator on the Company’s securities and include the Company on the “late filer” list on nyse.com until such time as the Company is current with all of its periodic SEC filings.

We would strongly recommend that the Company consider issuance of disclosure regarding the NYSE’s decision to grant the additional three-month trading period as well as our ongoing review of the Company.  We are happy to review with you any drafts of this disclosure.

Thank you for your attention to this matter.  Please continue to be proactive in your discussions with the NYSE and update us regarding planned initiatives as needed.  Please acknowledge your acceptance of the terms of this letter by signing the enclosed copy of this letter.  If you have any further questions, do not hesitate to call.

Sincerely,	ACKNOWLEDGED AND AGREED TO:

Mr. Oleg Khaykin President & Chief Executive Officer

3/17/08
Date

cc:           Lawrence A. Michlovich, International Rectifier Corporation

Richard Wohlmacher, NYSE

Enclosure